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                                                                     Exhibit 99


                THE O'GARA COMPANY SIGNS DEFINITIVE AGREEMENT TO
                       ACQUIRE LABBE SA FOR $14.3 MILLION

     FAIRFIELD, Ohio, Jan. 23/PRNewswire/ -- The O'Gara Company (Nasdaq-NNM:
OGAR) today announced that it has entered into a definitive agreement to acquire all of the capital stock of Labbe SA, a leading manufacturer of commercial and private armored vehicles, headquartered in Lamballe, France. The purchase price is comprised of $10.7 million in cash and 376,597 shares of The O'Gara Company common stock. The transaction is subject to an environmental study and a financing contingency. The transaction is expected to close during the first quarter of 1997. The management team of Labbe, including Daniel Gautier, the principal selling shareholder and President, will continue to manage the Labbe business. Net sales and net income for Labbe for the nine months ended September 30, 1996, were $20.1 million and $1.3 million, respectively.
     Commenting on the planned acquisition of Labbe, Bill O'Gara, President and CEO of The O'Gara Company stated, "Labbe is the premier European armoring company, and we feel very fortunate to have an agreement with such a well-run firm. The acquisition of Labbe is expected to increase dramatically our commercial armored vehicle penetration in the European and African markets. In addition, Labbe's broader commercial product line launches O'Gara into new rapidly expanding categories of armored vehicles such as Labbe's popular protected money transport vans and trucks. We anticipate that the combined companies will realize tremendous synergies in engineering, purchasing and sales on a global basis. The transaction is expected to be accretive to earnings per share for 1997." These are forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market risks, reliance on key strategic alliances, and fluctuations in operating results.
     The O'Gara Company is an integrated security company with three business lines: security hardware products, security systems integration and security services. The security hardware products group markets all of the company's armoring products, including fully integrated ballistic and blast protected armoring systems for military and commercial vehicles, aircraft and missile container armor, and field installed armor systems. The Security Systems Integration Group offers planning, design and hardware and software integration services which are customized to meet specific satellite communications or site protection needs of customers. The Security Services Group offers security-related services such as security background clearances, business intelligence, country-risk assessments, airport/aircraft security support and private security agent and driver training. With headquarters in Fairfield, Ohio, USA, near Cincinnati, The O'Gara Company has offices in Moscow, Geneva, Sao Paulo, Mexico City, Torino, Italy, Los Angeles, Washington, D.C., Nairobi and London. The O'Gara Company completed its initial public offering of common stock on November 12, 1996.
     Labbe SA is a privately owned leading manufacturer of commercial and private armored vehicles such as ballistically protected cars and armored money transport vans and trucks. The company, headquartered in Lamballe, France, also has offices in St. Brieuc, Caen, and Auxerre. The company sells its vehicles worldwide.

CONTACT: Bill T. O'Gara, Chief Executive Officer, of The O'Gara Company, 513-974-2112 (OGAR)


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